EXHIBIT 99.1

Plantation, FL/ January 8, 2026

T-REX Acquisition Corp Partners with FMW Media Works LLC as its Public Relations and Media Expert

T-REX Acquisition Corp, (OTCQB Venture Market symbol: TRXA) (the “Company” or “T-REX”), a growth stage, multi-tiered, vertically integrated, crypto mining business, executed a services contract with FMW Media Works, LLC (“FMW”) to provide the Company with public relations and media support for 2026.  In addition to other media coverage forms, FMW LLC hosts “New to the Street”, the long-running financial media platform known for in-depth executive storytelling and national business television distribution.  FMW announced today that it has signed the Company for a comprehensive 12-part media series.

The series will feature long-form executive interviews, earned media distribution, national television commercials, and iconic outdoor billboard placements, providing T-REX with sustained, high-frequency exposure across broadcast, digital, social, and out-of-home media channels. Filming, production, and TV commercial development will begin immediately, with initial segments scheduled for near-term broadcast.

Each episode is designed to give T-REX’ leadership the time and credibility necessary to clearly articulate its strategy, growth initiatives, and market positioning to audience. All content will be produced by New to The Street's in-house team and broadly disseminated across its national television broadcasts, digital platforms, and outdoor media network to ensure continuity and reach throughout the duration of the series.

"New to The Street was built to give management teams real time, real credibility, and real distribution to explain who they are and where they're going," said Vince Caruso, Co-Founder and Chief Executive Officer of New to The Street. "This 12-part series with T-REX Acquisition Corp. reflects our commitment to long-form storytelling at scale-combining national television, earned media, digital reach, and iconic outdoor visibility. It's not about a single appearance; it's about building sustained awareness and trust over time."

T-REX Acquisition Corp.’s CEO, Matthew Cohen stated, “We are extremely excited to be working with FMW Media Works and being featured monthly through their highly acclaimed “New to the Street’ Programming. Having this proprietary platform will enable T-REX to provide in depth visual of our exciting growth strategy, as well as showcasing our new products, software and business verticals,” to our shareholders and the investment community.

About T-REX Acquisition Corp. T-REX Acquisition Corp. is a growth stage, multi-tiered, vertically integrated crypto mining business. Through its wholly owned subsidiaries, Raptor Mining LLC (proprietary crypto currency mining), Megalodon Mining and Electric LLC (data centers and colocation services), Sabretooth Mining Containers LLC (fabricators of crypto mining containers for remote deployment) and Deinodon Mining Solutions LLC (proprietary crypto currency mining management software).

For more information:

www.t-rexminingsolutions.com

www.trexacquisition.com

Timothy B. Ruggiero 954 960 7100

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of T-Rex Acquisition Corp (the Company”). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues or results of operations.   The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.